INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Pilgrim Capital Corporation:

We consent to the incorporation by reference in the Registration Statements No.333-06597 on Form S-8 of Pilgrim America Capital Corporation of our report dated June 25, 1999 relating to the statements of net assets available for benefits of the Pilgrim America Capital Corporation 401(k) Plan as of December 31, 1998 and 1997 and the related statement of changes in net assets avaiable for benefits for each of the years in the two-year period ended December 31, 1998 and related schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the Pilgrim America Capital Corporation 401(k) Plan.


                                                        KPMG LLP

Los Angeles, California
July 14, 1999